                                                          Commission No. 0-14320

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549


                                    FORM S-8


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                    UICI
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                            75-2044750
-------------------------------                            -------------------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                             Identification No.)


4001 McEwen Drive, Suite 200, Dallas, Texas                        75244
-------------------------------------------                     ----------
 (Address of principal executive offices)                       (Zip Code)




         UNITED INSURANCE COMPANIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN
         --------------------------------------------------------------
                            (Full title of the Plan)


                                      UICI
      Vernon R. Woelke, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244
      -------------------------------------------------------------------
                    (Name and address of agent for service)


                                 (972) 960-8497
                                 --------------
         (Telephone number, including area code, of agent for service)




                        CALCULATION OF REGISTRATION FEE


========================================================================================================
                                                   Proposed              Proposed
         Title of                                   maximum              maximum
        securities             Amount              offering             aggregate            Amount of
          to be                 to be                price               offering           registration
        registered           registered          per share (1)           price (1)              fee
        ----------           ----------          -------------         ------------         -----------
      Common Stock,
     $0.01 par value      2,500,000 shares          $ 30.29            $75,725,000           $22,947.00
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the bid and ask market prices of the stock as reported on the NASDAQ Stock Market for the five business days prior to January 16, 1997.

                                     PART I


Item 1(a).       General Plan Information


Title of Plan:

                 United Insurance Companies, Inc. Employee Stock Ownership Plan (As Amended and Restated Effective as of January 1, 1989 and as further amended through the second amendment thereof) (The "Plan")


Issuer's Name:

         UICI ("The Company")

         The United Insurance Companies, Inc. Employee Stock Ownership Plan (the "Plan") was established by UICI (the "Company") effective as of January 1, 1987, and was amended and restated, generally effective as of January 1, 1989. The Plan was established to promote the mutual interests of the Company, its shareholders, its employees and the employees of each related company (as defined in the Plan) which adopts the Plan, by investing primarily in, and retaining, shares of common stock of the Company ("UICI Common Stock"), thereby providing such employees with an equity interest in the Company and providing the Company and its shareholders with the benefits of an employee workforce whose performance is motivated through a closer identity of interests with the Company's shareholders, and to assist eligible employees to provide for their future security. It is also intended that the Plan may serve as a technique of corporate financing and provide a vehicle for the transfer of ownership of UICI Common Stock. The Plan's acquisition of shares of UICI Common Stock may be financed through one or more loans. Shares of UICI Common Stock so acquired, together with the appreciation on such shares, shall be for the benefit of eligible employees over the periods that such loans are outstanding.

         The Company expects to continue the Plan as long as practicable, however, the Company reserves the right to amend or discontinue the Plan at any time. No amendment or termination will reduce an individual's benefit to an amount less than the amount that an individual would have been entitled to receive if employment with the participating employers had terminated on the date of the amendment.

         The Plan is subject to, and is intended to comply with, the reporting, disclosure, participation, vesting, fiduciary responsibility, and general administrative provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is also subject to, and is intended to comply with, the requirements of sections 414 and 401 of the Internal Revenue Code of 1986, as amended (the "code").

         Additional information may be obtained from the Plan administrator:
                 Vernon R. Woelke
                 UICI
                 4001 McEwen Drive, Suite 200
                 Dallas, Texas 75244

         The telephone number is (972) 960-8497.


         The authority to control and manage the operation and administration of the Plan is vested in a Committee appointed by the Board of Directors of the Company provided, however, that the Company is the Administrator of the Plan and, except as otherwise specifically provided in the Plan, has the rights, duties, and obligations of an "Administrator" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA").

         All contributions made under the Plan are held, managed and controlled, until distribution, by one or more trustees (the "Trustee") acting under a Trust which implements and forms a part of the Plan. The terms of the Trust (the "Trust") are set forth in a trust agreement known as United Insurance Companies, Inc. Employee Stock Ownership Trust.

         Copies of the Trust and the Plan, and any amendments thereto, are on file at the office of the Company where they may be examined by any Participant or other person entitled to benefits under the Plan. The provisions of and benefits under the Plan are subject to the terms and provisions of the Trust Agreement.


Item 1(b).       Securities To Be Offered

         Not applicable, as the common stock is registered under Section 12 of the Securities Exchange Act of 1934.

Item 1(c).       Employees Who May Participate In The Plan

         Employees are eligible to participate in the Plan upon completion of one calendar quarter of a year of employment with any participating employer. All participants must be at least 18 years of age. If an employee who has once met the above eligibility requirements is employed or reemployed by an employer, the employee shall immediately become a participant in the plan.

Item 1(d). Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         Each participant shall be eligible to make a tax deferral election with respect to his compensation paid for periods commencing on or after the date he becomes a participant. Each participant may elect to have the amount of compensation that would otherwise be payable to him or her for that pay period reduced by an amount that is not less than 1% nor more than 15% thereof.

         In addition, each participant may contribute an after-tax contribution that is not less than 1% nor more than 6% of such participant's monthly compensation. After-tax contributions are made by regular payroll deductions from each participant's compensation or by the participant's check.

         A participant may elect to resume or change his or her pre-tax or after-tax contribution rate as of any January 1, April 1, July 1, or October 1 by filing a written notice with the Committee at least 30 days in advance of the date on which the change is to be effective. A participant may also elect to suspend his or her contribution as of the first day of any payroll period by filing an advance written notice with the Committee.

         Each participating employer shall make an employer matched contribution to the Plan on behalf of participants who have made pre-tax contributions to the Plan in an amount equal to a percentage of such pre-tax contributions as the Company may determine. No employer matched contribution shall be made with respect to a participant's pre-tax contribution in excess of 3% of his or her compensation.

         Each participating employer shall make basic employer contributions to the Trustee in such amounts as may be necessary to enable the Trustee to pay any maturing obligations under any outstanding ESOP loan, plus, to the extent determined by the Company, such amounts as may be necessary to prepay all or any portion of any outstanding ESOP loan.

         Each participating employer shall make a 1% supplemental employer contribution, with respect to its employees who are participants, to the Trustee, and such additional amounts, if any, as may be determined by the Company's Board of Directors.

         Both participant and employer contributions are subject to the restrictions imposed by the Code.

         The Committee will establish and maintain the following accounts for each participant: a Pre-Tax Contribution Account, an After-Tax Contribution Account, an Employer Contribution Account and a Rollover Contribution Account.

         A participant's Pre-Tax Account will reflect the amount, if any, of pre-tax contributions made on behalf of the participant and the income, losses, appreciation, and depreciation attributable thereto.

         A participant's After-Tax Contribution Account will reflect the amount, if any, of after-tax contributions made by the participant and the income, losses, appreciation, and depreciation attributable thereto.

         A participant's Employer Contribution Account will reflect the amount, if any, of the employer matched contributions, supplemental employer contributions made on behalf of the participant, the participant's share of basic employer contributions, any forfeitures allocated to such participant and the income, losses, appreciation, and depreciation attributable thereto.

         A participant's Rollover Contribution Account will reflect rollover contributions, if any, made by employee and the income, losses, appreciation and depreciation attributable thereto.

         As soon as practicable, after the last day of each Plan year, or more frequently as the Committee shall determine, the Committee shall provide each Participant with a statement reflecting the value of his account as of that date.

Item 1(e).       Resale Restrictions

         None.


Item 1(f).       Tax Effects of Plan Participation

         Company contributions, and earnings thereon, will not be taxable to a Plan participant as long as the assets allocated to his or her accounts are held in the Trust Fund.

         Current law provides that if a participant receives a lump sum distribution (a distribution of the entire balance to the credit of his account), and has been participating in the Plan for at least five years prior to the year of the distribution and has attained age 59 1/2 as of the date of distribution, the participant may be able to elect to have the ordinary income portion of his lump sum distribution taxed under a special reduced tax rate based on the concept of income averaging. A participant need not have been a participant for five years in order to exclude from income the net unrealized appreciation on all Common Stock distributed when he or she receives a lump sum distribution. The net unrealized appreciation on such stock is the excess of the fair market value of such stock at the time of distribution over the cost or other basis of such stock to the Trust. Such appreciation only becomes taxable upon disposition of the stock. When the participant disposes of his or her stock, his or her gain or loss is equal to the difference between the amount received for the stock at the time the participant sells it and his or her basis in the stock. Alternatively, the participant can roll over the entire lump sum distribution, or any portion of such distribution, into another qualified plan, if available, or an individual retirement account or annuity and further defer recognition of income.

         If a distribution does not qualify as a lump sum distribution, the participant will usually realize ordinary income with respect to all of the distribution, unless the participant receives a distribution on account of death, disability, or separation from service of at least 50% of his total account balances, in which case such participant may elect to make a partial rollover of such distribution to an individual retirement account or annuity.

         Income tax withholding is imposed at the rate of 20% on withdrawals and distributions from the Plan which are eligible for rollover treatment and which are not transferred directly from the Plan to another tax qualified plan or individual retirement account. However, certain required distributions and distributions which are made solely in employer stock are not subject to the mandatory withholding.

         The foregoing is only a general summary of federal income tax provisions. For precise advice as to specific transactions, it will be important in some cases to consider the state, local and foreign tax consequences of participation in the Plan and the effect, if any, of gift, estate and inheritance taxes. Furthermore, the foregoing is based on the federal tax laws presently enacted, and a participant should consult his tax adviser for further details prior to making any decision with respect to distributions from the Plan.


Item 1(g).       Investment of Funds

         Plan assets will be invested primarily in UICI Stock, except that some Plan assets may be retained in cash or cash equivalents from time to time for payment of costs and expenses incurred in administering the Plan.

         The Committee may from time to time direct the Trustee to incur ESOP loans for the purpose of acquiring UICI Common Stock or for the purpose of repaying all or any portion of any outstanding ESOP loans.


Item 1(h).       Withdrawal From the Plan; Assignment of Interest.

         A participant may elect to have his or her entire interest under the Plan distributed in a single payment as soon as practicable after the last day of the Plan year in which his or her termination of employment occurs. If a participant does not so elect, distribution shall be made no later than the times provided under the Code.

         Unless the participant requests otherwise, all distributions will be made in shares of UICI Common Stock, except that cash will be distributed in lieu of any fractional shares credited to the participant's accounts, and provided, further, that, with the consent of the payee, the Committee may direct payment in cash based on the value of UICI Common Stock as of the date of distribution.

         The Committee may from time to time permit participants to elect to have the amount of any cash dividends which are paid to the Trustee with respect to shares of UICI Common Stock held in their accounts distributed to them no later than the 90th day next following the close of the Plan year in which such dividends are paid. Any such election by a participant shall be by writing filed with the Committee at such time and in such manner as the Committee may require. Participants who are at least age 55 and have completed ten years of participation in the Plan may elect once a year over a five year period to withdraw a portion of their Plan accounts. For the first four years they may withdraw up to 25% of their account, and in the fifth year up to 50%.

         A participant whose termination date has not yet occurred may elect to withdraw all or part of his Pre-Tax Contributions in the case of financial hardship. The IRS has defined a "financial hardship" as one of the following conditions: 1) medical expenses for the participant or their dependent that have been or will be incurred and are not reimbursed through an insurance program; 2) purchase of primary residence (does not include monthly mortgage payments; 3) post secondary tuition and expenses for the next twelve months for an immediate family member; 4) mortgage or rent payments to prevent eviction or foreclosure. A participant may withdraw the amount necessary to meet the immediate financial need, provided the amount is not readily available to participant from other sources. Withdrawals of Pre-Tax Contributions before age 59-1/2 are usually subject to a 10% penalty tax on the taxable portion of the distribution. Hardship withdrawals will be paid in cash.

         At all times a participant will have a fully vested and nonforfeitable interest in such participant's Pre-Tax Contribution Account and After-Tax Contribution Account.

         A participant will have a fully vested and nonforfeitable interest in such participant's Employer Contribution Account (after all adjustments required under the Plan have been made), if such participant terminates his or her employment with any participating employer under any of the following circumstances: (i) retirement from employment at any age because of the participant's permanent disability, (ii) the participant's death, (iii) retirement from employment upon or after the participant's attainment of age 65.

         If a participant's employment terminates for any reason other than permanent disability, death, or retirement, and before completing seven (7) years of service, such participant's vested and nonforfeitable interest in his or her Employer Contribution Account will be determined in accordance with the following vesting schedule:

                    Number of Completed                      Vesting
                      Years of Service                     Percentage
                      ----------------                     ----------
                 Fewer than 1 year                              0%
                 1 year but fewer than 2 years                 10%
                 2 years but fewer than 3 years                20%
                 3 years but fewer than 4 years                30%
                 4 years but fewer than 5 years                40%
                 5 years but fewer than 6 years                60%
                 6 years but fewer than 7 years                80%
                 7 years or more                              100%

Item 1(i).       Forfeitures and Penalties.

         None of a participant's Pre-Tax Contribution Account, After-Tax Contribution Account nor the vested portion of a participant's Employer Contribution Account shall be forfeitable for any reason whatsoever, including, without limitation, for misconduct or engaging in competition with the participating employers.

         The portions of a participant's accounts that are not fully vested at the time such participant terminates his or her employment with any participating employer shall be forfeited by the participant. All forfeitures during each Plan year will be allocated and credited to the Employer Contribution Accounts of participants who were employed on the last day of that Plan year or retired or died during that year, pro rata, according to the compensation paid to them during that year. Upon reemployment within five years service, the forfeited amount will be restored to the participant's account.


Item 1(j).       Charges and Deductions and Liens Therefor.

         None.


Item 2.  Registrant Information and Employee Annual Information.

         Documents containing the information required by Part I of this Registration Statement will be sent or given to each participant in accordance with Rule 428. These documents are not filed with the Securities and Exchange Commission as part of this Registration Statement.

         The Company will provide without charge to each person to whom this Registration is delivered, on the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Registration. Such written or oral request should be directed to the attention of Investor Relations, UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244, telephone (972) 960-4897.

                                    PART II


Item 3.  Incorporation of Documents by Reference

         The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         (a) Annual report on Form 10-K for the year ended December 31, 1995 filed on March 29, 1996.

         (b) Plan's annual report on Form 11-K for the year ended December 31, 1995 filed on March 29, 1996.

         (c) The description of the registrant's Common Stock, $0.01 par value, which is contained in the registrant's registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

         (d) All documents filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 from the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

         (e) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.          Description of Securities

         Not Applicable.

Item 5.          Interest of Named Experts and Counsel

         The Plan is subject to various requirements under ERISA and Internal Revenue Code of 1986. The Company has complied, and intends to continue to comply, with any requirements necessary to maintain a favorable qualification status of the Plan.


Item 6.          Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant does not currently maintain such policies of insurance to protect itself and any of its directors, officers or employees.


Item 7.          Exemption From Registration Claimed

         Not Applicable.


Item 8.          Exhibits

         The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.


Item 9.          Undertakings

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

                                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas.

                                                         UICI
                                             ----------------------------
                                                     (Registrant)
                                                      ----------


Date       1/14/97                       By  /s/ W. Brian Harrigan
     --------------------                    ----------------------------
                                             W. Brian Harrigan, President

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


 /s/ W. Brian Harrigan                            Date           1/14/97
--------------------------------------------              ---------------------
W/. Brian Harrigan, President (Principal
    Executive Officer) and Director


 /s/ Richard J. Estell                            Date           1/14/97
--------------------------------------------              ---------------------
Richard J. Estell, Director and
    Executive Vice President


 /s/ J. Michael Jaynes                            Date           1/14/97
--------------------------------------------              ---------------------
J. Michael Jaynes, Director


 /s/ Gary L. Friedman                             Date           1/14/97
--------------------------------------------              ---------------------
Gary L. Friedman, Director


 /s/ Vernon R. Woelke                             Date           1/14/97
--------------------------------------------              ---------------------
Vernon R. Woelke, Vice President, Treasurer
    (Principal Financial Officer and
    Principal Accounting Officer), Director
    and Plan Trustee


 /s/ Robert B. Vlach                              Date           1/14/97
--------------------------------------------              ---------------------
Robert B. Vlach, Secretary, General Counsel,
    and Plan Trustee

                                 Exhibit Index


Exhibit                                                                Page
Number                                                                 Number
-------                        Description of Exhibit                  ------


   4.1 Certificate of Incorporation of United Insurance Companies, Inc., as amended on June 6, 1996, filed as Exhibit 3-1 to the Form 10-Q dated June 30, 1996, filed on August 13, 1996, File No. 0-14320, and incorporated by reference herein.

   4.2 By-Laws of UICI, filed as Exhibit 3-2(A) to the 1995 Annual Report on Form 10-K, File No. 0-14320, filed on March 29, 1996, and incorporated by reference herein.

   4.3 United Insurance Companies, Inc. Employee Stock Ownership Plan, as amended and restated. Effective as of January 1, 1989 and as further amended through the second amendment thereof.

  23.1      Consent of Independent Accountants

  23.2      Consent of Independent Accountants